For:							From:
Ameritrans Capital Corporation			Gregory FCA Communications, Inc.
For more information Contact:			For more information Contact:
Gary Granoff						Kathy Keyser
(212) 355-2449					(610) 642-8253


Ameritrans Reports Fiscal Year 2004 Third Quarter Results

New York, NY, May 17, 2004- Ameritrans Capital
Corporation (NASDAQ: AMTC, AMTCP) reported financial results for the quarter ended March 31, 2004. For the company's third fiscal quarter, total investment income was $1.43 million compared to $1.55 million during the prior comparable period. Ameritrans reported a net loss available to common shareholders for the third quarter of fiscal year 2004 of ($135,998) or ($0.07) per basic and diluted common share, versus a net loss of ($182,222) or ($0.09) per basic and diluted common share for the same period of fiscal year 2003. The Company's net loan portfolio at March 31, 2004 was $54.1 million versus
$55.1 million at March 31, 2003. Not included in the net loan portfolio for the period ended March 31, 2004 was $1.42 million of medallions owned which are represented through inter-company receivables from wholly-owned subsidiaries. The Company's net equity securities at March 31, 2004 were $1,011,507 versus $929,405 at June
30, 2003.


For the nine months ended March 31,
2004, Ameritrans reported total
investment income of $4.30 million,
compared to $4.74 million during the
prior comparable period.
Net loss available to common shareholders for the nine months ended March 31, 2004 was ($616,963) or ($0.30) per basic and diluted common share, versus a profit
of $215,046, or $0.11 for the nine
months ended March 31, 2003.


Gary C. Granoff, President of Ameritrans stated, "We have
 improved our net investment loss for the third quarter of fiscal year 2004, an increase on both a quarter-over-quarter and sequential basis. Our operating loss has diminished and our programs in Chicago to resell our defaulted medallion collateral, including our leasing programs through our new limited liability company subsidiaries, are making substantial progress and will have a positive result on future revenues and cash flow.
Although we continue to be affected by the remaining foreclosures of Chicago medallion taxi loans that are still in progress, we expect to complete the remaining sales over the next few months. We believe that the steps taken during fiscal 2004 will produce better results for the company for the fiscal year ending June
30, 2005."

Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary
Elk Associates Funding Corporation, was licensed by the United States Small Business Administration as a Small
Business Investment Company (SBIC) in 1980. The company maintains its offices at 747 Third Avenue; 4th Floor; New
York, NY 10017.


# # #

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Ameritrans Capital Corporation cautions investors not to place undue reliance on forward-looking statements, which speak only as to management's expectations on this date.